Exhibit 99.1

MILESTONE SCIENTIFIC AND TRI-ANIM HEALTH SERVICES FORM STRATEGIC PARTNERSHIP TO INTRODUCE PRECISION INJECTION TECHNOLOGY

Tri-anim to be Distributor of Milestone’s Epidural Injection Technology

for Childbirth and Other Pain Management

LIVINGSTON, NJ – July, 9, 2013 – Milestone Scientific Inc. (OTCQB: MLSS) (“Milestone”), a leading medical research and development company that designs and patents innovative injection technology, announced today that it has entered into a strategic partnership with Tri-anim Health Services, Inc. (“Tri-anim”), the nation’s largest provider of specialty sales and distribution solutions for healthcare, with core competencies in respiratory medicine, anesthesia, NICU, ICU and the OR. Tri-anim is a unit of Sarnova Inc., a specialty distributor of healthcare products.

During the three year term of the strategic partnership, Tri-anim will hold the exclusive rights to market, resell, label and distribute Milestone’s injection technology for use in epidural applications for childbirth and other pain management needs. The partnership covers hospitals, acute care facilities and home health care in the U.S.; it does not include pain management clinics that are not affiliated with hospitals.

The agreement would be contingent upon permission from the FDA to market Milestone’s technology for epidural injections. Milestone already has approval to market its systems for use in other injection applications such as dentistry. These systems include the following Milestone patented products: CompuDent®, CompuFlo®, the STA Single Tooth Anesthesia® system and its SafetyWand® handpiece.

Milestone’s injection technology is based on a patented Dynamic Pressure Sensing® system (DPS®), intended to measure the density of body tissue and thus help a clinician know the location of a hypodermic needle during an injection. In applications that have already received clearance, the system utilizes computer controlled technology to provide real-time feedback to the medical practitioner and identify with precision when a needle has reached the location where a drug should be administered to a patient. It has the added advantage in other applications of controlling the pain that patients typically associate with injections.

“We are thrilled to be partnering with Milestone, whose innovative and cost-effective technology can transform injections from an art to a science,” said Jeff Prestel, President of Sarnova. “Injection technology has not changed dramatically since the advent of the hypodermic syringe almost 150 years ago. Tri-anim strives to bring our customers products of high efficiency, effectiveness and safety, and Milestone’s injection technology perfectly embodies that corporate philosophy.”

Each year in the U.S., four million women give birth, and approximately 2.5 million of these women elect to receive an epidural. At least 8.9 million epidural injections are given for other purposes, including for the relief of back pain. But while the administration of an epidural is a routine procedure, it is also surprisingly risky. In 3-4% of all cases, an epidural injection results in complications. If an epidural is improperly administered, a patient can experience severe pain, and, in some cases, even paralysis or death.

“Tri-anim and Sarnova are experts in the distribution of products used in anesthetic applications, including pain management during childbirth,” said Leonard Osser, Chief Executive Officer of Milestone Scientific. “We are confident our partnership with Tri-anim will give medical professionals greater access to our precision injection technology and we could not be more pleased to partner with them.”

* * * * *

About Milestone Scientific Inc.

Milestone Scientific Inc. (OTCQB: MLSS) is a leading medical research and development company that designs and patents innovative injection technology. Milestone’s groundbreaking computer-controlled systems make injections precise, efficient, and virtually painless. For more information please visit our website: www.milestonescientific.com.

About Tri-anim Health Services, Inc.

Tri-anim is a specialty healthcare supplier that provides innovative products paired with clinical expertise for hospitals and advanced patient-care facilities. With over 30 years of experience, Tri-anim understands the business of healthcare and offers value-oriented programs designed to improve patient care and maximize operational efficiencies. Combined with a fast and reliable supply chain, nationwide sales support, in-service training and one-call customer care, Tri-anim specializes in healthcare excellence. Tri-anim is a business unit of Sarova Inc. For more information, visit www.Tri-anim.com and www.Sarnova.com.

# # #

MEDIA CONTACTS:

Milestone Scientific

RLM Finsbury

646.805.2000

Ned Potter (ned.potter@rlmfinsbury.com)

Will Briganti (will.briganti@rlmfinsbury.com)

Megan Kennedy (megan.kennedy@rlmfinsbury.com)

Tri-anim

Andrew Love

614.760.5044

alove@sarnova.com

# # #